This preliminary prospectus supplement relates to an effective registration statement filed with the Securities and Exchange Commission, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell the securities described herein, and are not soliciting an offer to buy such securities, in any state or jurisdiction where such offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-261706

SUBJECT TO COMPLETION

DATED JULY 18, 2023

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 3, 2022)

HighPeak Energy, Inc.

Shares

Common Stock

We are offering shares of our common stock.

Our common stock is listed on the Nasdaq Global Market under the symbol “HPK.” On July 17, 2023, the last reported sales price of our common stock as reported on the Nasdaq Global Market was $13.87 per share.

We are an “emerging growth company” as that term is defined under the federal securities laws and, as such, we have elected to comply with certain reduced reporting requirements for this prospectus supplement and the documents incorporated by reference herein and may elect to do so in future filings.

You should carefully read this prospectus supplement before you invest. Investing in our common stock involves risks. See the section entitled “Risk Factors” in this prospectus supplement beginning on page S-10 and the accompanying prospectus beginning on page 4. You also should read the information included throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein for information on our business and our financial statements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)	The underwriting discount is reduced in connection with proceeds from any sales of the shares to certain of our existing stockholders and certain of our officers and directors, including entities affiliated with them. See “Underwriting” for a description of the compensation payable to the underwriter.

Certain of our existing stockholders, including the John Paul DeJoria Family Trust, a holder of approximately 12% of our common stock, and Jack Hightower, our Chief Executive Officer and Chairman of our Board of Directors, and entities affiliated with them, have indicated an interest in purchasing an aggregate number of shares in this offering in an amount up to $100.0 million. However, because indications of interest are not binding agreements or commitments to purchase, the underwriter may determine to sell more, less or no shares in this offering to any of these persons or entities, or any of these persons or entities may determine to purchase more, less or no shares in this offering. The underwriter will receive a reduced underwriting discount on any shares purchased by these persons or entities compared with any other shares sold to the public in this offering.

The underwriter has the option to purchase up to an additional                       shares from us at the public offering price less the underwriting discount.

The underwriter expects to deliver the shares of common stock to the purchasers on or about July          , 2023, through the book-entry facilities of The Depository Trust Company.

Roth Capital Partners

The date of this prospectus supplement is                     , 2023.

TABLE OF CONTENTS

Prospectus Supplement

Page

ABOUT THIS PROSPECTUS SUPPLEMENT	S-i
DEFINITION OF CERTAIN TERMS AND CONVENTIONS USED HEREIN	S-ii
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	S-iii
SUMMARY OF THE PROSPECTUS SUPPLEMENT	S-1
THE OFFERING	S-5
SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION	S-6
RISK FACTORS	S-10
USE OF PROCEEDS	S-17
CAPITALIZATION	S-18
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS	S-19
CERTAIN ERISA CONSIDERATIONS	S-23
UNDERWRITING	S-26
LEGAL MATTERS	S-34
EXPERTS	S-34
WHERE YOU CAN FIND MORE INFORMATION	S-34
DOCUMENTS INCORPORATED BY REFERENCE	S-35

Prospectus

Page

ABOUT THIS PROSPECTUS	ii
WHERE YOU CAN FIND MORE INFORMATION	iii
DOCUMENTS INCORPORATED BY REFERENCE	1
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	2
ABOUT HIGHPEAK ENERGY, INC.	3
RISK FACTORS	4
USE OF PROCEEDS	5
DESCRIPTION OF SECURITIES	6
PLAN OF DISTRIBUTION	9
LEGAL MATTERS	11
EXPERTS	11

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus dated January 3, 2022 are part of a registration statement we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may from time to time offer to sell shares of our common stock, par value $0.0001 per share (“Common Stock”), in one or more offerings. We provide information to you about this offering of shares of our Common Stock in two separate parts. The first part is this prospectus supplement, which describes the specific terms of this Common Stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein and therein. The second part, the accompanying prospectus dated January 3, 2022, including the documents incorporated by reference therein, provides more general information, some of which may not apply to this offering. Generally, when we refer to the prospectus, we are referring to both the prospectus supplement and the accompanying prospectus, combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference herein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in the accompanying prospectus) the statement in the prospectus supplement modifies or supersedes the earlier statement.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus and the documents and the information incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we, the underwriter nor any of our or their representatives have authorized, anyone to provide you with information that is different. The information in this prospectus supplement is accurate only as of the date of this prospectus supplement, and the information in the accompanying prospectus or contained in any document incorporated by reference is accurate as of the date of such prospectus or document incorporated by reference, regardless of the time of delivery of this prospectus supplement or any sale of the Common Stock. Our business, financial condition, results of operations and prospects may have changed since that date. It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Documents Incorporated by Reference” in this prospectus supplement and in the accompanying prospectus.

We are offering to sell, and seeking offers to buy, shares of our securities only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus supplement contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

S-i

DEFINITION OF CERTAIN TERMS AND CONVENTIONS USED HEREIN

●	“February Notes” means the $225.0 million aggregate principal amount of our 10.00% Senior Notes due February 2024, which were issued pursuant to an indenture in February 2022.

●

“November Notes” means the $250.0 million aggregate principal amount of our 10.625% Senior Notes due November 2024, $225.0 million of which were issued pursuant to an indenture in November 2022 and $25.0 million of which were issued pursuant to an indenture in December 2022.

●	“Acquisitions” means the Alamo Acquisitions and Hannathon Acquisition, collectively.

●

“Alamo Acquisitions” means the acquisitions of certain crude oil and natural gas properties in Borden County, Texas, collectively, from (i) Alamo Borden County II, LLC (“Alamo II”), Alamo Borden County III, LLC (“Alamo III”) and Alamo Borden County IV, LLC (“Alamo IV”) pursuant to that certain Purchase and Sale Agreement, dated February 15, 2022, by and among HighPeak Energy, HighPeak Energy Assets, LLC (together with HighPeak Energy, the “HighPeak Parties”), Alamo II, Alamo III, and Alamo IV and (ii) Alamo Borden County 1, LLC (“Alamo I”) pursuant to that certain Purchase and Sale Agreement, dated June 3, 2022, by and among the HighPeak Parties and Alamo I.

●	“Company” or “HighPeak Energy” means HighPeak Energy, Inc., a Delaware corporation.

●

“Credit Agreement” means the Credit Agreement, dated as of December 17, 2020, as amended from time to time, by and among HighPeak Energy, as Borrower, Wells Fargo Bank, National Association, as administrative agent, and the Lenders party thereto.

●	“Existing Notes” means the February Notes and the November Notes, collectively.

●

“Hannathon Acquisition” means the acquisition of various crude oil and natural gas properties largely contiguous to our Signal Peak operating area in Howard County, Texas pursuant to that certain Purchase and Sale Agreement, dated as of April 26, 2022, with Hannathon Petroleum, LLC and certain other third-party private sellers set forth therein.

●

“HighPeak Group” means HighPeak Pure Acquisition, LLC, a Delaware limited liability company, and wholly owned subsidiary of HighPeak I, the HPK Contributors and Jack Hightower and each of their respective affiliates and certain permitted transferees, collectively.

●	“HighPeak I” means HighPeak Energy, LP, a Delaware limited partnership.

●	“HighPeak II” means HighPeak Energy II, LP, a Delaware limited partnership.

●	“HPK Contributors” means HighPeak I, HighPeak II and HPK GP.

●	“HPK GP” means HPK Energy, LLC, a Delaware limited liability company.

●	“Principal Stockholder Group” means HighPeak Pure Acquisition, LLC, HighPeak I, HighPeak II, HighPeak Energy III, LP and Jack Hightower.

●

“Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of August 21, 2020, by and among HighPeak Energy, HighPeak Pure Acquisition, LLC, HighPeak I, HighPeak II, HighPeak Energy III, LP, Jack Hightower and certain directors of Pure Acquisition Corp.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain statements that are “forward-looking” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts included or incorporated by reference herein, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues, projected costs, and plans and objectives of management for future operations, are forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “believes,” “plans,” “expects,” “anticipates,” “forecasts,” “intends,” “continue,” “may,” “will,” “could,” “should,” “future,” “potential,” “estimate” or the negative of such terms and similar expressions as they relate to the Company are intended to identify forward-looking statements, which are generally not historical in nature. The forward-looking statements are based on our current expectations, assumptions, estimates and projections about us and the industry in which we operate. Although we believe that the expectations and assumptions reflected in the forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond our control. In addition, we may be subject to currently unforeseen risks that may have a materially adverse effect on it. Accordingly, no assurances can be given that the actual events and results will not be materially different from the anticipated results described in the forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no duty to publicly update these statements except as required by law. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, our assumptions about:

●	our ability to refinance or pay, when due, the principal of, interest or other amounts due in respect of our indebtedness, including our Existing Notes;

●	our liquidity, cash flow and access to capital;

●	the supply and demand for and market prices of crude oil, natural gas liquids (“NGLs”), natural gas and other products or services, and the associated impact of our hedging policies relating thereto;

●	capital expenditures and other contractual obligations, including our obligations under our Credit Agreement and the indentures governing each of the February Notes and the November Notes;

●	the results of our ongoing strategic alternatives review process;

●	political instability or armed conflict in crude oil or natural gas producing regions, such as the ongoing war between Russia and Ukraine;

●	the integration of acquisitions, including the Alamo Acquisitions and the Hannathon Acquisition;

●	the availability of capital resources;

●	production and reserve levels;

●	drilling and completion risks;

●	inflation rates and the impacts of associated monetary policy responses, including increased interest rates and resulting pressures on economic growth;

●	economic and competitive conditions;

●	the impacts of the planned transition to a two-rig development program for the remainder of 2023;

S-iii

●	weather conditions;

●

the length, scope and severity of the ongoing coronavirus disease (“COVID-19”) pandemic, including the effects of related public health concerns and the impact of continued actions taken by governmental authorities and other third parties in response to the pandemic and its impact on commodity prices, supply and demand considerations, and storage capacity;

●	the availability of goods and services and supply chain issues;

●	legislative, regulatory or policy changes;

●

regulatory and related policy actions intended by federal, state and/or local governments to reduce fossil fuel use and associated carbon emissions, to drive the substitution of renewable forms of energy for crude oil and natural gas, which may over time reduce demand for crude oil, NGL and natural gas, including as a result of the Inflation Reduction Act of 2022 or otherwise;

●	cyber-attacks;

●	occurrence of property acquisitions or divestitures;

●	the securities or capital markets and our ability to access such markets on attractive terms or at all, and related risks such as general credit, liquidity, market and interest-rate risks; and

●	and other factors detailed under the section entitled “Risk Factors” and in our periodic filings with the SEC.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties incident to the development, production, gathering and sale of oil, natural gas and NGLs, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, liquidity, cash flow and access to capital, commodity price volatility, the timing and cost of development expenditures, inflation, lack of availability and cost of drilling and production equipment and services, project construction delays, environmental risks, drilling and other operating risks, lack of availability or capacity of midstream gathering and transportation infrastructure, regulatory changes, the uncertainty inherent in estimating reserves and in projecting future rates of production and the other risks described in the section titled “Risk Factors” included herein, “Part 1, Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 and “Part II, Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, each incorporated herein by reference.

Should one or more of the risks or uncertainties described in this prospectus supplement occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this prospectus supplement are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus supplement.

S-iv

SUMMARY OF THE PROSPECTUS SUPPLEMENT

This summary highlights selected information from this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, and does not contain all of the information that is important to you in making an investment decision. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the information under the headings “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Documents Incorporated by Reference” appearing elsewhere herein and therein.

Unless otherwise indicated, the estimates of our proved reserves as of December 31, 2022 are based primarily on a report prepared by Cawley, Gillespie and Associates, Inc., our independent reserve engineers, a summary of which is incorporated by reference into this prospectus supplement, which we refer to herein as our “reserve report.”

Our Company

Overview

HighPeak Energy, Inc., a Delaware corporation, formed on October 29, 2019, is an independent crude oil and natural gas company engaged in the acquisition, development and production of crude oil, NGL and natural gas reserves. Our assets are primarily located in Howard and Borden Counties, Texas, and to a lesser extent Scurry and Mitchell Counties, Texas, which lie within the northeastern part of the crude oil-rich Midland Basin. We hold two significant contiguous land positions with the northern position referred to as the Flat Top area and the southern position referred to as the Signal Peak area.

We focus on the Midland Basin and specifically the Howard and Borden Counties and to a lesser extent the Scurry and Mitchell Counties area of the Midland Basin. Over the last eight decades the Howard and Borden Counties area of the Midland Basin was partially developed with vertical wells using conventional methods, but recently has experienced significant redevelopment activity in the Lower Spraberry and Wolfcamp A formations utilizing modern horizontal drilling technology. Some operators have had additional success developing the Middle Spraberry, Jo Mill, Wolfcamp B and Wolfcamp D formations. The success in developing these formations was made possible through the use of modern, high-intensity hydraulic fracturing techniques, decreased frac spacing, increased proppant usage and increased lateral lengths. We believe our interpretation of available IHS Markit data as well as our own drilling and completion results show that Howard and Borden Counties have a high crude oil mix percentage.

Our assets include certain rights, title and interests in crude oil and natural gas assets located primarily in Howard and Borden Counties, Texas, and to a lesser extent, Scurry and Mitchell Counties, Texas. As of June 30, 2023, our assets consisted of two generally contiguous leasehold positions of approximately 127,267 gross (114,164 net) acres (consisting of approximately 63,000 net acres covering the Flat Top area and approximately 50,600 net acres covering the Signal Peak area) covering various subsurface depths, approximately 62% of which were held by production, with an average working interest of approximately 90%. We operate approximately 98% of the net acreage across our assets, which provides for horizontal wells with an average lateral length of approximately 12,000 feet. Our near-term horizontal development drilling plan is currently focused on the Wolfcamp A and Lower Spraberry formations with additional wells planned in the Wolfcamp B, Wolfcamp C and Wolfcamp D formations in the longer term based on economic conditions. We utilize multi-well pad development to lower drilling and completion cycle times and create infrastructure and facility economies of scale to reduce overall costs, optimize and maximize crude oil and natural gas recoveries, return on investment and value creation.

Recent Events

Financing Update; Ninth Amendment to Credit Agreement

We are currently evaluating multiple prospective financing arrangements, including this offering, to refinance our Existing Notes and enhance liquidity (any such financing other than this offering, a “Supplemental Financing”). As a result of this ongoing refinancing process, the Administrative Agent under our Credit Agreement has agreed to a postponement of the date on which we were previously obligated (the “February Notes Obligation”) thereunder to either extend the maturity of our February Notes, refinance our February Notes or allocate a portion of our cash flow to retire our February Notes, until July 31, 2023. In addition, the Credit Agreement requires the maintenance of a current ratio of at least 1.00 to 1.00 as of the last day of any fiscal quarter. On July 12, 2023, we entered into a Ninth Amendment to Credit Agreement (the “Ninth Amendment”) with the Administrative Agent and majority lenders providing for (i) a waiver of the minimum current ratio covenant for the fiscal quarter ended June 30, 2023 under the Credit Agreement, (ii) a waiver of the failure to subject one or more certain accounts to an Account Control Agreement within the period provided in the Credit Agreement, (iii) a postponement of the April 2023 borrowing base redetermination until September 2023, (iv) a postponement of the February Notes Obligation to September 1, 2023 (the “February Notes Obligation Postponement”), (v) certain pricing increases and additional minimum hedging requirements, (vi) an additional requirement to deliver a 13-week cash flow forecast on a weekly basis through completion of the September 2023 borrowing base redetermination and (vii) a temporary restriction on borrowing further amounts under the Credit Agreement until we have received at least $95 million of net proceeds from the sales of our equity securities, including this offering, which we intend to satisfy with all or a portion of the net proceeds from this offering.

We may not be successful in refinancing, repaying or extending the maturity of our Existing Notes, including the February Notes, by September 1, 2023 or in the future we may not be able to obtain additional postponements or waivers under, or amendments of, the Credit Agreement, of the types described above or otherwise. Any such refinancing may not be obtainable on terms favorable to us. Further, any inability to satisfy our obligations under the Credit Agreement, including the February Notes Obligation, could lead to the acceleration of amounts due thereunder by our credit facility lenders, which would cause a cross default and acceleration of amounts due under our Existing Notes. For additional information, see “Risk Factors—Risks Related to Our Business—Any Supplemental Financing may not be successful or obtained on terms favorable to us. If we are unable to repay our February Notes in full by September 1, 2023, we may default under our Credit Agreement and the lenders may accelerate amounts due thereunder, which would cause a cross default and acceleration of amounts due under our Existing Notes and may cause us to take certain actions with respect to our operations or seek bankruptcy protection.”

Operational Update and Selected Preliminary Second Quarter 2023 Operational and Financial Information

In March 2023, we determined to reduce our previously reported capital budget for 2023 in connection with our transition from a six-rig drilling program to a two-rig drilling program. We currently expect total capital expenditures for 2023 to be in the range of approximately $900 to $975 million for drilling, completion, facilities and equipping crude oil wells plus $50 to $60 million for field infrastructure buildout and other costs. The 2023 reduced capital budget excludes acquisitions, asset retirement obligations, geological and geophysical expenses, general and administrative expenses and corporate facilities. We expect to fund our forecasted capital expenditures with cash on hand, cash generated by operations, borrowings under the Credit Agreement and with a portion of any Supplemental Financing. Our capital expenditures for the three months ended March 31, 2023 were $379.1 million, excluding acquisitions.

As of the date of this prospectus supplement, we have not finalized our financial and operational results for the three months ended June 30, 2023. However, based on preliminary information, we estimate that, for the three months ended June 30, 2023, our production ranged from 41.0 to 43.0 MBoe/d, compared with 37.2 MBoe/d for the three months ended March 31, 2023. We estimate that our production average ranged between 45.5 and 47.5 MBoe/d for the month of June 2023 and has averaged over 50.0 MBoe/d for the first ten days of July 2023. We estimate that more than 70% of our production increase expected for the second half of 2023 will be the result of the completion of drilled but uncompleted wells (DUCs). For the three months ended June 30, 2023, we estimate approximately 93% of sales volumes from the assets were attributable to liquids (both crude oil and NGL), with approximately 84% attributable to crude oil. Our preliminary estimate for our drilling and completion capital expenditures ranged from $260 million to $300 million for the three months ended June 30, 2023 and $645 million to $685 million for the six months ended June 30, 2023. We estimate our EBITDAX for the three months ended June 30, 2023 ranged between $180 million and $190 million. EBITDAX is a supplemental measure that is not calculated and presented in accordance with GAAP. See “—Non-GAAP Financial Measures—EBITDAX” for how we calculate such measure. We cannot reconcile our estimated range of EBITDAX to net income (loss), the most directly comparable GAAP measure, without unreasonable efforts, due to the unpredictable or unknown nature of certain significant items included in the EBITDAX calculation and the resulting difficulty in quantifying the amounts thereof that are necessary to estimate net income (loss).

Additionally, as of June 30, 2023, we estimate that we had $30.3 million of cash and cash equivalents and $1,002.4 million of total indebtedness, including $225.0 million outstanding of our February Notes, $250.0 million outstanding of our November Notes and $527.4 million of indebtedness outstanding under our Credit Agreement including letters of credit outstanding of $2.4 million, resulting in remaining availability of $47.6 million and total liquidity of $77.9 million. However, pursuant to the terms of the Ninth Amendment, we are precluded from drawing additional amounts under the Credit Agreement until we receive net proceeds of at least $95 million from the sales of our equity securities, including this offering. In addition, as of June 30, 2023, we had aggregate accounts payable of approximately $216.1 million, approximately $121.3 million of which is either currently due or past due. We intend to repay our current accounts payable with the approximately $81.7 million of crude oil sale proceeds we expect to receive on July 20, 2023 and a portion of the proceeds of this offering. See “Use of Proceeds” and “Risk Factors— Risks Related to Our Business—We have significant outstanding indebtedness and other contractual payment obligations. Even if we comply with (or obtain a further waiver or extension of) the February Notes Obligation, we may thereafter have insufficient cash to pay, when due, the principal of, interest on or other amounts due in respect of our indebtedness or such other obligations or to otherwise comply with the terms of the agreements governing such indebtedness or other obligations, and may be forced to take other actions to satisfy such obligations, which may not be successful.”

These preliminary estimates are derived from our internal records and are based on the most current information available to management. These estimates are preliminary and inherently uncertain. Our normal reporting processes with respect to the foregoing preliminary estimates have not been fully completed. Our independent auditors have not completed an audit or review of such preliminary estimates. During the course of our and our auditors’ review on these preliminary estimates, we could identify items that would require us to make adjustments and which could affect our final results. Any such adjustments could be material. These preliminary estimates should not be viewed as indicative of our financial condition or results as of or for any future period. Actual results could differ from the estimates, trends and expectations discussed herein, and such differences could be material.

Commodity Hedging Program

The Credit Agreement (as amended by the Ninth Amendment) and the indentures governing the Existing Notes require us to hedge certain quantities of our projected crude oil production, if in the case of the Credit Agreement, our ratio of debt to EBITDAX is greater than a certain ratio but not less than 75% of the aggregate projected production of crude oil for the period from the effective date of the Ninth Amendment through and including December 31, 2023 of Proved Developed Producing Reserves as presented in the most recent Reserve Report delivered to the Administrative Agent.  We do not enter into any commodity derivative instruments, including derivatives, for speculative or trading purposes.

As of July 13, 2023, our derivative portfolio had an aggregate notional value of approximately $367 million. The following table details the Company’s open commodity derivative contracts as of such date:

	OIL SWAPS		OIL PUTS
	VOL (Mbbl)	Price	VOL (Mbbl)	Price
2023/Q3	1,072	$73.90	644	$60.46
2023/Q4	672	$74.46	920	$55.97
2023	1,744	$74.12	1,564	$57.82
2024/Q1			910	$53.83
2024/Q2			910	$53.83
2024/Q3			920	$53.83
2024/Q4
2024			2,740	$53.83

Strategic Alternatives Process

On January 23, 2023, we announced the intention of our Board of Directors to initiate a process to evaluate certain strategic alternatives to maximize shareholder value, including a potential sale of our business. Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC have been retained as financial advisors with respect to this strategic alternatives process. As of the date of this prospectus supplement, however, this process has been exploratory in nature and accordingly remains in preliminary stages, with our discussions to date with prospective counterparties generally excluding substantive discussions regarding potential valuation, structure or other key transaction terms. We have not set a timetable for the conclusion of this review, nor have we made any decisions related to any further actions or potential strategic alternatives at this time. There can be no assurance that the review will progress beyond this exploratory phase or result in any transaction or other strategic change or outcome.

Corporate Information

The mailing address of our principal executive office is 421 W. 3rd Street, Suite 1000, Fort Worth, Texas 76102. Our telephone number is (817) 850-9200. Our website address is www.highpeakenergy.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus supplement.

THE OFFERING

Issuer	HighPeak Energy, Inc.

Common Stock offered by us	shares of our Common Stock (or shares of our Common Stock if the underwriter exercises its option to purchase additional shares in full).

Common Stock outstanding immediately after this offering	shares of our Common Stock (or shares of our Common Stock if the underwriter exercises its option to purchase additional shares in full).

Use of proceeds	We estimate that the net proceeds to us from the sale of shares of our Common Stock in this offering will be approximately $ million (or approximately $ million if the underwriter’s option to purchase additional shares of our Common Stock is exercised in full), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for working capital, including a portion of the currently due accounts discussed under “Recent Events,” and to otherwise enhance near-term liquidity. Pending such use, we may invest such proceeds in short-term, interest-bearing accounts. See the section titled “Use of Proceeds” for additional information.

Listing and trading symbol	HighPeak Energy common stock and warrants are listed for trading on the Nasdaq under the symbols “HPK” and “HPKEW,” respectively.

Risk Factors	You should carefully read and consider the information set forth under the heading “Risk Factors” on page S-10 of this prospectus supplement and all other information set forth in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein before deciding to invest in our securities.

Affiliated Purchasers	Certain of our existing stockholders, including the John Paul DeJoria Family Trust, a holder of approximately 12% of our Common Stock, and Jack Hightower, our Chief Executive Officer and Chairman of our Board of Directors, and entities affiliated with them, have indicated an interest in purchasing an aggregate number of shares in this offering in an amount up to $100.0 million at the public offering price per share. However, because indications of interest are not binding agreements or commitments to purchase, the underwriter may determine to sell more, less or no shares in this offering to any of these persons or entities, or any of these persons or entities may determine to purchase more, less or no shares in this offering. The underwriter will receive a reduced underwriting discount on any shares purchased by these persons or entities compared with any other shares sold to the public in this offering.

The number of shares of Common Stock to be outstanding after this offering is based on 113,177,011 shares of Common Stock outstanding as of March 31, 2023. Unless we specifically state otherwise, the share information in this prospectus supplement excludes, as of March 31, 2023: 11,503,727 shares of Common Stock issuable upon the exercise of issued and outstanding stock options at an average strike price of $12.20 per share; 8,285,122 shares of Common Stock issuable upon the exercise of outstanding warrants at an exercise price of $11.50 per share; and 586,192 shares of Common Stock reserved for future issuance under our LTIP for employees, directors, officers, consultants and other eligible participants. Except as otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriter’s option to purchase additional shares of Common Stock in connection with this offering, no exercise of the outstanding stock options and no exercise of the outstanding warrants.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

The following table shows our summary historical and pro forma financial information for each of the periods and as of the dates indicated. The summary historical financial data as of and for the years ended December 31, 2022 and 2021 were derived from our audited consolidated financial statements incorporated by reference herein. The summary historical financial data as of March 31, 2023 and for the three months ended March 31, 2023 and 2022, were derived from our unaudited condensed consolidated financial statements incorporated by reference herein. The summary unaudited pro forma financial information has been derived from and should be read in conjunction with the unaudited pro forma condensed combined statement of operations incorporated by reference herein. Such summary unaudited pro forma financial information gives effect to the Acquisitions as if each had been consummated on January 1, 2022. For additional information regarding such unaudited pro forma financial information see the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, including the notes thereto, filed as an exhibit to our Current Report on Form 8-K filed on June 12, 2023, and incorporated by reference herein.

Historical results are not necessarily indicative of future operating results. The summary financial information should be read in conjunction with “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2022 and “Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, as well as the historical and pro forma financial statements and accompanying notes included or incorporated by reference elsewhere in this prospectus supplement and the accompanying prospectus.

	Historical				Pro Forma
	Years Ended December 31,		Three Months Ended March 31,		Year Ended December 31,
	2022	2021	2023	2022	2022
Statement of operations data:

Operating Revenues:
Crude oil sales	$715,469	$210,453	$215,696	$86,938	$746,943
NGL and natural gas sales	40,217	9,671	8.098	5,291	46,035
Total operating revenues	755,686	220,124	223,794	92,229	792,978
Operating Costs and Expenses
Crude oil and natural gas production	69,599	25,053	32,942	9,446	72,974
Production and ad valorem taxes	38,440	10,746	12,297	5,006	40,910
Exploration and abandonments	1,149	1,549	2,164	209	1,149
Depletion, depreciation and amortization	177,742	65,201	81,131	17,024	186,511
Accretion of discount	370	167	118	54	486
General and administrative	12,470	8,885	2,502	1,940	12,470
Stock-based compensation	33,352	6,676	4,054	3,976	33,352
Total operating costs and expenses	333,122	118,277	135,208	37,655	347,852
Income from operations	422,564	101,847	88,586	54,574	445,126
Interest and other income	266	1	30	250	266
Interest expense	(50,610)	(2,484)	(26,972)	(5,252)	(55,346)
Derivative loss, net	(60,005)	(26,734)	3,120	(66,394)	(60,005)
Other expense	—	(167)	—	—	—
Income (loss) before income taxes	312,215	72,463	64,764	(16,822)	330,041
Income tax expense (benefit)	75,361	16,904	14,507	(312)	79,104
Net income (loss)	$236,854	$55,559	$50,257	$(16,510)	$250,937

Balance sheet data (at period end):
Cash and cash equivalents	$30,504	$34,869	$47,536
Total crude oil and natural gas properties, net	2,124,939	725,615	2,426,617
Total assets	2,279,482	818,960	2,582,519
Total liabilities	1,109,835	265,897	1,361,528
Total stockholders’ equity	1,169,647	553,063	1,220,991

Net cash provided by (used in):
Operating activities	$504,014	$147,015	$190,006	$49,947
Investing activities	(1,182,408)	(250,371)	(319,522)	(150,899)
Financing activities	674,029	118,673	146,548	101,933

Non-GAAP financial measures:
EBITDAX (1)	$577,081	$164,173	$173,859	$51,076	$608,528

(1)         See “—Non-GAAP Financial Measures” for definition of EBITDAX and reconciliation to the nearest comparable GAAP metric.

Non-GAAP Financial Measures

EBITDAX

EBITDAX represents net income before interest expense, interest and other income, income taxes, depletion, depreciation, and amortization, accretion of discount on asset retirement obligations, exploration and abandonment expense, non-cash stock-based compensation expense, derivative gains and losses net of settlements, gains and losses on divestitures and certain other items. EBITDAX excludes certain items we believe affect the comparability of operating results and can exclude items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. EBITDAX is a non-GAAP measure that we believe provides useful additional information to investors and analysts, as a performance measure, for analysis of our ability to internally generate funds for exploration, development, acquisitions, and to service debt. In addition, EBITDAX is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the crude oil and natural gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. EBITDAX should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities, or other profitability or liquidity measures prepared under GAAP. Because EBITDAX excludes some, but not all items that affect net income and may vary among companies, the EBITDAX amounts presented may not be comparable to similar metrics of other companies.

EBITDAX should be read in conjunction with the information contained in our combined and consolidated financial statements prepared in accordance with GAAP. The following table presents a reconciliation of EBITDAX to net income, the most directly comparable financial measure calculated in accordance with GAAP.

	Years Ended December 31,		Three Months Ended March 31,		Pro Forma Year Ended December 31,
	2022	2021	2023	2022	2022
	(in thousands)
Net income (loss)	$236,854	$55,559	$50,257	$(16,510)	$250,937
Interest expense	50,610	2,484	26,972	5,252	55,346
Interest and other income	(266)	(1)	(30)	(250)	(266)
Income tax expense (benefit)	75,361	16,904	14,507	(312)	79,104
Depletion, depreciation and amortization	177,742	65,201	81,131	17,024	186,511
Accretion of discount	370	167	118	54	486
Exploration and abandonment expense	1,149	1,549	2,164	209	1,149
Stock based compensation	33,352	6,676	4,054	3,976	33,352
Derivative related noncash activity	1,909	15,467	(5,314)	(41,633)	1,909
Other expense	—	167	—	—	—
EBITDAX	$577,081	$164,173	$173,859	$51,076	$608,528

Summary Reserve and Operating Data

The following table presents the estimated net proved crude oil, natural gas and NGLs reserves as of December 31, 2022, based on the reserve report of the Company’s assets as of such date.

As of December 31, 2022 (1)
Net Proved Reserves:
Crude Oil (MBbls)	98,816
Natural gas (MMcf)	58,638
NGLs (MBbls)	14,369
Total Proved Reserves (MBoe)	122,958
Standardized Measure (millions) (2)	$3,416,508
PV-10 (millions) (2)	$3,872,045
Net Proved Developed Reserves:
Oil (MBbls)	47,845
Natural gas (MMcf)	32,669
NGLs (MBbls)	7,968
Total Proved Developed Reserves (MBoe)	61,258
PV-10 (millions) (2)	$2,319,958
Net Proved Undeveloped Reserves:
Oil (MBbls)	50,971
Natural gas (MMcf)	25,969
NGLs (MBbls)	6,401
Total Proved Undeveloped Reserves (MBoe)	61,700
PV-10 (millions) (2)	$1,552,087

(1)

Based on pricing guidelines established by the SEC (“SEC Pricing”). SEC Pricing as of December 31, 2022 was $93.67 per barrel of crude oil and $6.358 per MMBtu of natural gas, before adjustments for price differentials. NGL realized pricing for the 2022 proved reserve report was $36.69 per barrel. As of June 30, 2023, the NYMEX strip pricing for crude oil and natural gas for the remainder of 2023 was $70.41 per Bbl of crude oil and $3.05 per Mcf of natural gas, respectively.

(2)

PV-10 is a non-GAAP financial measure and differs from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. We refer to PV-10 as the present value of estimated future net cash flows of estimated proved reserves using a discount rate of 10%. This amount includes projected revenues, estimated production costs, estimated future development costs and estimated cash flows related to future asset retirement obligations. Unlike PV-10, the standardized measure deducts future U.S. federal income taxes and Texas margin taxes and abandonment obligations on wells with no proved reserves as of December 31, 2022. Neither PV-10 nor standardized measure represents an estimate of the fair market value of the applicable crude oil and natural gas properties. It is industry standard to use PV-10 as a measure to compare the relative size and value of proved reserves held by companies without regard to the specific tax characteristics of such entities. The following table presents a reconciliation of PV-10 to Standardized Measure:

As of December 31, 2022	Total Proved
Present value of estimated future net cash flows (PV-10)	$3,872,045
Present value of future income taxes and abandonment costs	(455,537)
Standardized measure	$3,416,508

Summary Operating Data

The following table summarizes sales volumes, price and cost data for the years ended December 31, 2022 and 2021 and the three months ended March 31, 2023 and 2022, respectively:

	Years Ended December 31,		Three Months Ended March 31,
	2022	2021	2023	2022
Sales Volumes:
Crude oil (Bbls)	7,562,231	3,002,200	2,835,618	904,212
Natural gas (Mcf)	3,323,396	1,020,186	1,315,034	435,882
NGLs (Bbls)	820,769	223,596	295,186	107,812
Total (Boe)	8,936,899	3,395,827	3,349,976	1,084,671
Average daily Sales Volumes (Boe/d)	24,485	9,304	37,222	12,052
Average Sales Prices:
Crude oil (per Bbl)	$94.61	$70.10	$76.07	$96.15
Crude oil derivative settlements (per Bbl)	(8.11)	(3.75)	(0.77)	(27.38)
Natural gas (per Mcf)	5.36	3.88	2.21	4.16
Natural gas derivative settlements (per Mcf)	0.98	—	—	—
NGLs (per Bbl)	35.67	35.11	27.04	41.33
Total, including derivative settlements (per Boe)	78.06	61.50	66.15	62.20
Operating costs and expenses per Boe:
Lease operating expenses	$7.79	$7.28	$8.57	$8.62
Workover costs	0.30	0.10	1.26	0.09
Production ad valorem taxes	4.30	3.16	3.67	4.61
General and administrative expenses	1.40	2.62	0.75	1.79
Depletion, depreciation and amortization	19.89	19.20	24.22	15.69

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below and incorporated by reference to our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and any subsequently filed Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement before acquiring any such securities. Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not known to us or that we consider immaterial as of the date of this prospectus supplement. The trading price of our Common Stock could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Before deciding whether to invest in our securities, you should also refer to the other information contained in or incorporated by reference into this prospectus supplement, including the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to our Business

Any Supplemental Financing may not be successful or obtained on terms favorable to us. If we are unable to repay our February Notes in full by September 1, 2023, we may default under our Credit Agreement and the lenders may accelerate amounts due thereunder, which would cause a cross default and acceleration of amounts due under our Existing Notes and may cause us to take certain actions with respect to our operations or seek bankruptcy protection.

Pursuant to the Ninth Amendment to the Credit Agreement and the accompanying February Notes Obligation Postponement, we are required, on or before September 1, 2023, to redeem or refinance the February Notes, allocate a portion of our cash flow that will retire the February Notes on or before November 30, 2023 or amend the terms of the February Notes to extend the scheduled repayment thereof to no earlier than February 15, 2025. Failure to meet this February Notes Obligation will result in an event of default under the Credit Agreement and an acceleration of the repayment of all amounts outstanding thereunder. Further, the Credit Agreement also contains a “springing” maturity provision that will cause the Credit Agreement to mature on October 1, 2023 if the February Notes are not redeemed or refinanced by that date or the terms of the February Notes have not been amended to extend the scheduled repayment thereof to no earlier than October 1, 2024. We may not be able to obtain accommodations or waivers from our Credit Agreement lenders in such circumstance.

We are exploring various Supplemental Financing alternatives to either redeem or refinance, or extend the scheduled repayment of, the February Notes as contemplated by our Credit Agreement provisions, however, any Supplemental Financing may not be successfully completed by September 1, 2023 on terms commercially attractive to us or at all. If the proceeds from any Supplemental Financing (if any) are insufficient to repay the February Notes in full, our remaining sources of liquidity would be additional borrowings under our Credit Agreement, assuming we are not in default under the Credit Agreement, and cash flow from operations, which we do not expect would be sufficient to repay the February Notes in full on or prior to September 1, 2023.

If, due to failure to comply with the February Notes Obligation or otherwise, we default under our Credit Agreement, it could result in the acceleration of all amounts outstanding thereunder. If the lenders under the Credit Agreement were to accelerate the indebtedness thereunder as a result of any such default(s), such acceleration would cause a cross-default or cross-acceleration of all of our other outstanding indebtedness, including our Existing Notes. Such a cross-default or cross-acceleration could have a wider impact on our liquidity than might otherwise arise from a default or acceleration of only the Credit Agreement. If an event of default occurs, or if other debt agreements cross-default, and the lenders under the affected debt agreements accelerate the maturity of any loans or other debt outstanding, we will not have sufficient liquidity to repay all of our outstanding indebtedness. As a result, it may become necessary for us to take certain actions with respect to our operations, including, but not limited to, the sale of portions of our assets, further reductions in our drilling program or similar actions aimed to direct our cash flow towards the repayment of our indebtedness, or we ultimately may seek bankruptcy protection to continue our efforts to restructure our business and capital structure. Such actions could reduce the value of our equityholders’ investment in us and place equityholders at significant risk of losing all or a portion of their interests in us.

We have significant outstanding indebtedness and other contractual payment obligations. Even if we comply with (or obtain a further waiver or extension of) the February Notes Obligation, we may thereafter have insufficient cash to pay, when due, the principal of, interest on or other amounts due in respect of our indebtedness or such other obligations or to otherwise comply with the terms of the agreements governing such indebtedness or other obligations, and may be forced to take other actions to satisfy such obligations, which may not be successful.

As of June 30, 2023, we had $1,002.4 million of total indebtedness, including $225.0 million outstanding of our February Notes, $250.0 million outstanding of our November Notes and $527.4 million of indebtedness outstanding under our Credit Agreement including letters of credit outstanding of $2.4 million. The entirety of our $1,002.4 million of total indebtedness is maturing in 2024, and all of such indebtedness is governed by agreements that contain restrictive covenants and other provisions with which we must comply on an ongoing basis. In addition, as of June 30, 2023, we had aggregate accounts payable of approximately $216.1 million, approximately $121.3 million of which is either currently due or past due. We intend to repay our current accounts payable with the approximately $81.7 million of crude oil sale proceeds we expect to receive on July 20, 2023 and a portion of the proceeds of this offering; however, we may not be able to repay such amounts on the schedule currently contemplated or at all. Even if we are successful in extending or refinancing the Existing Notes and obtaining any Supplemental Financing, we may thereafter have insufficient cash to pay, when due, the principal of, interest on or other amounts due in respect of our indebtedness and other contractual obligations. Further, any Supplemental Financing or future amendment to our existing Credit Agreement may include more restrictive covenants than currently exist, which may hamper our ability to issue dividends, participate in stock-buybacks, or enter into certain other transactions.

In addition, our Credit Agreement requires us to comply on an ongoing basis with certain covenant requirements. For example, the Credit Agreement requires the maintenance of a current ratio of at least 1.00 to 1.00 as of the last day of any fiscal quarter. We were not in compliance with such requirement as of either March 31, 2023 or June 30, 2023; however, in each case we were able to obtain waivers of such defaults from the Administrative Agent. We may not be able to obtain any such waivers in the future. In particular, we expect that the Administrative Agent and lenders under the Credit Agreement will be less likely to accommodate or waive any such defaults in circumstances where our liquidity position is unfavorable.

Any portion of our February Notes that remain outstanding after the closing and use of net proceeds will be classified as current debt on our balance sheet in accordance with GAAP. Our November Notes then outstanding will be reclassified as current debt in November 2023.

The February Notes mature in full within the one year and as a result are now classified as current debt. Furthermore, beginning in November 2023, our November Notes will also be classified as current debt. The failure to repay the Existing Notes promptly following any such reclassification to current debt could result in going concern qualification with respect to our financial statements.

Our results of operations and cash flows vary significantly from year to year due to the cyclical nature of the crude oil and natural gas industry.

We expect our results of operations and cash flows to vary significantly from year to year due to the cyclical nature of the crude oil and natural gas industry. As a result, the amount of debt that we can manage in some periods may not be appropriate for us in other periods. In addition, our future cash flows may be insufficient to meet our debt obligations and commitments, including the Existing Notes. Any insufficiency could negatively impact our business. A range of economic, competitive, business and industry factors will affect our future financial performance, and as a result, our ability to generate cash flows from operations and to pay our debt, including the Existing Notes. Many of these factors, such as crude oil, NGL and natural gas prices, regulatory factors, economic and financial conditions in our industry and the global economy or competitive initiatives of our competitors, are beyond our control. If we do not generate sufficient cash flows from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

●	refinancing or restructuring our debt;
●	selling assets;
●	reducing or delaying capital investments; or
●	seeking to raise additional capital.

However, any alternative financing plans that we undertake, including this offering and any Supplemental Financing, may not allow us to meet our debt obligations. Any refinancing or debt restructuring may not be possible, any assets may not be sold or, if sold, the timing of the sales and the amount of proceeds realized from those sales may not be favorable to us or additional financing may not be obtained on acceptable terms. Our inability to generate sufficient cash flows to satisfy our debt obligations, including our obligations under the Existing Notes, or to obtain Supplemental Financing, could materially and adversely affect our business, financial condition, results of operations and prospects.

Our ability to restructure or refinance our indebtedness will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our indebtedness could be at higher interest rates and could require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments, including the indentures governing the Existing Notes and the terms of any instruments governing any Supplemental Financing, may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest or principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. In the absence of sufficient cash flows and capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to refinance our indebtedness, sell assets or issue equity, or borrow more funds on terms acceptable to us, if at all.

In addition, if we fail to comply with the covenants or other terms of our Credit Agreement, including the February Notes Obligation, our lenders will have the right to accelerate the maturity of that debt and foreclose upon the collateral, if any, securing that debt. Realization of any of these factors could adversely affect our financial condition.

If we are unable to spend the capital necessary to develop our proved undeveloped reserves, or if we are not otherwise able to successfully develop these reserves, we will be required to remove the associated volumes from our reported proved reserves, which could adversely affect our results of operations.

At December 31, 2022, approximately 50.2% of our total estimated proved reserves were undeveloped and may not be ultimately developed or produced. Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations. Our reserve estimates assume we can and will make these expenditures and conduct these operations successfully. These assumptions, however, may not prove to be accurate. Our reserve report at December 31, 2022 includes estimates of total future development costs over the next five years associated with our proved undeveloped reserves of approximately $934.3 million. Due to our limited current liquidity position, however, we may not be able to make such capital expenditures as previously contemplated. Even if we do have sufficient liquidity to make such payments, the terms of the agreements governing our indebtedness (including any Supplemental Financing and potential amendments to our Credit Agreement) may restrict us from using such liquidity for purposes of drilling and completion capital expenditures. If we are unable to spend the capital necessary to develop our proved undeveloped reserves, we will be required to remove the associated volumes from our reported proved reserves. In addition, under the SEC’s reserve rules, because proved undeveloped reserves may be booked only if they relate to wells scheduled to be drilled within five years of the date of booking, we may be required to remove any proved undeveloped reserves not developed within this five-year time frame.

We are evaluating strategic alternatives, including a possible sale of our business, and there can be no assurance that we will be successful in identifying or completing any strategic alternative transactions, that any such strategic alternative transactions will result in additional value for our shareholders or that the process will not have an adverse impact on our business and shareholders.

On January 23, 2023, we announced the intention of our Board of Directors to initiate a process to evaluate certain strategic alternatives to maximize shareholder value, including a potential sale of our business. As of the date of this prospectus supplement, this process remains ongoing. We have not set a timetable for the conclusion of this review, nor have we made any decisions related to any further actions or potential strategic alternatives at this time. These transactions could include, but are not limited to, acquisitions, debt refinancing transactions, asset divestitures, monetization of intellectual property, and mergers, reverse mergers or other business combinations. Because we have publicly approved the undertaking of this process, the market price of our Common Stock may reflect an expectation that shares of our Common Stock may be acquired at a premium in the near future.

There can be no assurance that the review of strategic alternative transactions will result in the identification or consummation of any transaction. Our Board of Directors may also determine that our most effective strategy is to continue to effectuate our current business plan. The process of reviewing strategic alternative transactions may be time consuming and disruptive to our business operations and, if we are unable to effectively manage the process, our business, financial condition and results of operations could be adversely affected. We could incur substantial expenses associated with identifying and evaluating potential strategic alternative transactions. No decision has been made with respect to any transaction and we cannot assure you that we will be able to identify and undertake any transaction that allows our shareholders to realize an increase in the value of their common stock or provide any guidance on the timing of such action, if any.

We also cannot assure you that any potential transaction or other strategic alternatives, if identified, evaluated and consummated, will provide greater value to our shareholders than that reflected in the current price of our Common Stock. Any potential transaction would be dependent upon a number of factors that may be beyond our control, including, but not limited to, market conditions, industry trends, the interest of third parties in our business and the availability of financing to potential buyers on reasonable terms. We do not intend to comment regarding the evaluation of strategic alternative transactions until such time as our Board of Directors has determined the outcome of the process or otherwise has deemed that disclosure is appropriate or required by applicable law. As a consequence, perceived uncertainties related to our future may result in the loss of potential business opportunities and volatility in the market price of our Common Stock and may make it more difficult for us to attract and retain qualified personnel and business partners.

Beginning in the fourth quarter of 2024, we may not have any hedge contracts in place for sales of our crude oil or natural gas. The absence of commodity hedging of our anticipated production may limit higher revenues in the future and may result in significant fluctuations in our net income.

Historically we have entered into hedging transactions of our oil and natural gas production revenues to reduce our exposure to fluctuations in the price of oil and natural gas. Beginning in the fourth quarter of 2024, we may not have any hedge contracts in place for our projected production of oil and natural gas. As a result, we will have greater exposure to the adverse effects of commodity price volatility, including reductions in cash flows from operations. By choosing not to engage in derivative transactions in the future, we may be more adversely affected than our competitors who engage in derivative transactions.

Risks Related to this Offering and Ownership of our Common Stock

The HighPeak Group, including the Principal Stockholder Group, has significant influence over us.

The HighPeak Group owns approximately 74% of our Common Stock. As long as the Principal Stockholder Group owns or controls a significant percentage of our outstanding voting power, subject to the terms of the Stockholders’ Agreement, they will have the ability to influence certain corporate actions requiring stockholder approval. Under the Stockholders’ Agreement, the Principal Stockholder Group will be entitled to nominate a specified number of directors for appointment to our Board of Directors so long as the Principal Stockholder Group meets certain ownership criteria outlined in the Stockholders’ Agreement.

Certain of our existing stockholders, including members of the Principal Stockholder Group and entities affiliated with them, have indicated an interest in purchasing an aggregate number of shares in this offering in an amount up to $100.0 million at the public offering price per share. However, because indications of interest are not binding agreements or commitments to purchase, the underwriter may determine to sell more, less or no shares in this offering to any of these persons or entities, or any of these persons or entities may determine to purchase more, less or no shares in this offering. The underwriter will receive a reduced underwriting discount on any shares purchased by these persons or entities compared with any other shares sold to the public in this offering. The foregoing discussion does not give effect to any potential purchases by these stockholders in the offering.

Our only significant asset is our ownership of 100% of the operating companies and such ownership may not be sufficient to pay dividends on our Common Stock or satisfy our other financial obligations.

We have no direct operations and no significant assets other than the direct or indirect ownership of 100% of the operating companies. The earnings from our assets may not be sufficient to pay dividends on our Common Stock, pay taxes or satisfy other financial obligations. Our ability to pay dividends depends on our receipt of cash dividends from such operating subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of their jurisdiction of organization, agreements of our subsidiaries or covenants under any existing and future outstanding indebtedness we or our subsidiaries incur.

We may not be able to pay dividends on our common stock.

Our Board of Directors may elect to declare cash dividends on our common stock, subject to our compliance with applicable law. The decision to pay any future dividends is solely within the discretion of, and subject to approval by, our Board of Directors, and we have no obligation to pay any dividends at any time. Our Board of Director’s determination with respect to any such dividends, including the record date, the payment date and the actual amount of the dividend, will depend upon our profitability and financial condition, contractual restrictions, restrictions imposed by applicable law and other factors that the Board of Directors deems relevant at the time of such determination. In addition, the Credit Agreement and the indentures governing the Existing Notes place certain restrictions on our ability to pay cash dividends, to incur debt and to enter into certain transactions.

If our operational and financial performance does not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

If our operational and financial performance does not meet the expectations of investors or securities analysts, the market price of our securities may decline. The market values of our securities may vary significantly from time to time.

In addition, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. The trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

●	actual or anticipated fluctuations in our financial results or the financial results of companies perceived to be similar to us;
●	changes in the market’s expectations about our operating results;
●	success of our competitors;
●	our operating results failing to meet the expectations of securities analysts or investors in a particular period;
●	changes in financial estimates and recommendations by securities analysts concerning us or the market in general;
●	operating and stock price performance of other companies that investors deem comparable to us;
●	changes in laws and regulations affecting our business;
●	commencement of, or involvement in, litigation involving us;
●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
●	the volume of shares of our Common Stock available for public sale;
●	any major change in our Board of Directors or management;
●	sales of substantial amounts of our Common Stock by the HighPeak Group, our directors, executive officers or significant stockholders, or the perception that such sales could occur;
●	the market volatility resulting from sustained uncertainty surrounding the COVID-19 outbreak; and
●

general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations, the Organization of Petroleum Exporting Countries’ ability to continue to agree to limit production among its members and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and the Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for energy stocks or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

The unaudited pro forma condensed combined financial information included and incorporated by reference in this prospectus supplement may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information included in this prospectus supplement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Acquisitions been completed on the date or dates indicated. See “Summary Historical and Pro Forma Financial Information” and “Documents Incorporated by Reference.”

We are a “controlled company” within the meaning of Nasdaq rules and qualify for exemptions from certain corporate governance requirements. As a result, you do not have the same protections afforded to stockholders of companies that are not exempt from such corporate governance requirements.

The HighPeak Group collectively owns a majority of our outstanding voting stock. Therefore, we are a controlled company within the meaning of Nasdaq corporate governance standards. Under Nasdaq rules, a company of which more than 50% of the voting power is held by an individual, company or group of persons acting together is a controlled company and may elect not to comply with certain Nasdaq corporate governance requirements, including the requirements that:

●	a majority of the board of directors consist of independent directors under Nasdaq rules;
●	the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
●	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

We have elected to rely on all the exemptions for controlled companies provided for under the Nasdaq rules. These requirements will not apply to us as long as we remain a controlled company.

Warrants are exercisable for shares of our Common Stock and our Long-Term Incentive Plan provides for a significant number of stock options, each of which could increase the number of shares eligible for future resale in the public market and result in dilution to stockholders.

The potential for the issuance of a substantial number of additional shares of our Common Stock upon exercise of our warrants would increase the number of issued and outstanding shares of our Common Stock and reduce the value of the shares issued and outstanding as of the date hereof. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants could have an adverse effect on the market price for our Common Stock or on our ability to obtain future financing. If and to the extent these warrants are exercised, you may experience dilution to your holdings.

In addition, to attract and retain key management personnel and non-employee directors, we have implemented the Long-Term Incentive Plan (the “LTIP”), pursuant to which the Share Pool (as defined in the LTIP) is reserved and available for delivery with respect to Awards (as defined in the LTIP). From time to time and prior to the expiration of the LTIP, the Share Pool will automatically be increased by (i) the number of shares of our Common Stock issued pursuant to the LTIP from time to time and (ii) 13% of the number of shares of our Common Stock that are newly issued by us (other than those issued pursuant to the LTIP), including any shares issued upon the exercise of the warrants. As a result, we could issue a significant number of stock options under the LTIP, including additional shares added to the LTIP upon the exercise of the warrants, which could further dilute your holdings.

Non-U.S. Holders may be subject to U.S. income tax and withholding tax with respect to gain on disposition of their Common Stock.

We believe we are a U.S. real property holding corporation. As a result, Non-U.S. holders (defined below in the section entitled “Material U.S. Federal Income Tax Considerations for Non-U.S. Holders”) that own (or are treated as owning under constructive ownership rules) more than a specified amount of our Common Stock during a specified time period may be subject to U.S. federal income tax and withholding on a sale, exchange or other disposition of such Common Stock, and may be required to file a U.S. federal income tax return. For more information, see the section entitled “Material U.S. Federal Income Tax Considerations for Non-U.S. Holders” of this prospectus supplement.

The underwriter of this offering may waive or release parties to the lock-up agreements entered into in connection with this offering, which could adversely affect the price of our Common Stock.

We and all of our directors and executive officers, and certain of our stockholders, have agreed or will agree to certain restrictions with respect to the sale or other disposition of our Common Stock (or securities exercisable or exchangeable therefor) for a period of 45 days following the date of this prospectus supplement. The underwriter, at any time and without notice, may release all or any portion of our Common Stock (or securities exercisable or exchangeable therefor) subject to the foregoing agreements. See the section entitled “Underwriting” for more information. If the restrictions are waived, then the Common Stock, subject to compliance with the Securities Act or exceptions therefrom, will be available for sale into the public markets, which could cause the market price of our Common Stock to decline and impair our ability to raise capital. Sales of a substantial number of shares upon expiration of the lock-up agreements, the perception that such sales may occur, or early release of these agreements, could cause our market price to fall or make it more difficult for you to sell your shares of Common Stock at a time and price that you deem appropriate.

Our management will have broad discretion over the use of proceeds from this offering and may not use the proceeds effectively.

Our management will have broad discretion over the use of proceeds from this offering. We intend to use the net proceeds from this offering for working capital, including a portion of the currently due accounts discussed under “Recent Events,” and to otherwise enhance near-term liquidity. See “Use of Proceeds.” However, our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our operating results or enhance the value of our securities.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus supplement, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors, including the amount of cash used in our operations, which can be highly uncertain, subject to substantial risks and can often change. Our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering.

Future sales, or the perception of future sales, by us or our existing stockholders in the public market following this offering could cause the market price for our Common Stock to decline.

The sale of substantial amounts of shares of our Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Upon completion of this offering, we will have a total of shares of Common Stock outstanding (which shall be shares of Common Stock outstanding if the underwriter exercises its overallotment option in full).

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of shares of our Common Stock in this offering will be approximately $          million (or approximately $          million if the underwriter’s option to purchase additional shares of our Common Stock is exercised in full), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for working capital, including a portion of the currently due accounts discussed under “Recent Events,” and to otherwise enhance near-term liquidity.

CAPITALIZATION

The following table sets forth our cash and capitalization as of March 31, 2023 on:

●	an actual basis; and
●

as adjusted to give effect to the sale and issuance by us of shares of our Common Stock in this offering, assuming no exercise by the underwriter of its over-allotment option, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and the use of the estimated net proceeds in the manner described in “Use of Proceeds.”

	As of March 31, 2023
	Actual	As Adjusted (1)
	(in thousands, except share and per share amounts)

Cash and cash equivalents (1)	$47,536

Long-term debt:
Credit Agreement due 2024 (2)	420,000	420,000
November Notes, due 2024	250,000	250,000
February Notes, due 2024	225,000	225,000
Total long-term debt	895,000	895,000

Stockholders’ equity:
Common Stock, $0.0001 par value, 600,000,000 shares authorized; 113,177,011 shares issued and outstanding (actual); shares issued and outstanding, (as adjusted), respectively	11
Additional paid-in capital	1,013,100
Retained earnings	207,880
Total stockholders’ equity	$1,220,991
Total capitalization	$2,115,991

(1)

As described in “Use of Proceeds,” we intend to use the net proceeds from this offering for working capital, including a portion of the currently due accounts discussed under “Recent Events,” and to otherwise enhance near-term liquidity. Pending such use, we may invest such proceeds in short-term, interest-bearing accounts, and accordingly have reflected such proceeds in the table above as “Cash and cash equivalents.”

(2)

As of June 30, 2023, we had outstanding borrowings in the amount of $527.4 million outstanding, including letters of credit outstanding of $2.4 million, and borrowing availability of approximately $47.6 million remaining under the Credit Agreement. However, pursuant to the terms of the Ninth Amendment, we are precluded from drawing additional amounts under the Credit Agreement until we receive net proceeds of at least $95 million from the sales of our equity securities, including this offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our common stock by a non-U.S. holder (as defined below) that holds our common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This summary is based on the provisions of the Code, U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in law could significantly alter the tax considerations that we describe in this summary. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the positions and conclusions described in the following summary, and the IRS or a court may not agree with such statements, positions and conclusions.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the impact of the Medicare surtax on certain net investment income, U.S. federal estate or gift tax laws, any U.S. state or local or non-U.S. tax laws or any tax treaties. This summary also does not address all U.S. federal income tax considerations that may be relevant to particular non-U.S. holders in light of their personal circumstances or that may be relevant to certain categories of investors that may be subject to special rules, such as:

●	banks, insurance companies or other financial institutions;

●	tax-exempt or governmental organizations;

●	tax-qualified retirement plans;

●	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

●	dealers in securities, commodities or foreign currencies;

●	persons whose functional currency is not the U.S. dollar;

●	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

●	persons subject to the alternative minimum tax;

●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes or holders of interests therein;

●	persons deemed to sell our common stock under the constructive sale provisions of the Code;

●	persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

●	real estate investment trusts;

●	regulated investment companies;

●

persons that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction; and

●	certain former citizens or long-term residents of the United States.

PROSPECTIVE INVESTORS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER ANY OTHER TAX LAWS, INCLUDING U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY U.S. STATE OR LOCAL OR NON-U.S. TAXING JURISDICTION, OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that is not for U.S. federal income tax purposes a partnership or any of the following:

●	an individual who is a citizen or resident of the United States;

●

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

●

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our common stock to consult with their own tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our common stock by such partnership.

Distributions

Distributions of cash or other property on our common stock, if any, will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. See “—Gain on Sale or Other Taxable Disposition of Common Stock.” Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a non-U.S. holder on our common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Sale or Other Taxable Disposition of Common Stock

Subject to the discussion below under “—Backup Withholding and Information Reporting,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

●

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

●

the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

●

our common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the non-U.S. holder in the United States.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. If the non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our common stock continues to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations), only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the common stock, more than 5% of our common stock will be treated as disposing of a United States real property interest and will be taxable on gain realized on the disposition of our common stock as a result of our status as a USRPHC. If our common stock were not considered to be regularly traded on an established securities market, each non-U.S. holder (regardless of the percentage of stock owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on a taxable disposition of our common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition. It is unclear how a holder’s ownership of any warrants will affect the determination of whether such holder owns more than 5% of our common stock.

Non-U.S. holders should consult with their own tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock, including regarding potentially applicable income tax treaties that may provide for different rules.

Backup Withholding and Information Reporting

Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends on our common stock, and, subject to the proposed U.S. Treasury regulations discussed below, on proceeds from sales or other dispositions of shares of our common stock, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. While gross proceeds from a sale or other disposition of our common stock paid after January 1, 2019, would have originally been subject to withholding under FATCA, proposed U.S. Treasury regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may generally rely on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. Non-U.S. holders are encouraged to consult with their own tax advisors regarding the effects of FATCA on an investment in our common stock.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF ANY OTHER TAX LAWS, INCLUDING U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY U.S. STATE OR LOCAL OR NON-U.S. TAX LAWS, AND TAX TREATIES.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition and holding of shares of common stock by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), non-U.S. plans (as described in Section 4(b)(4) of ERISA) or other plans that are not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this prospectus supplement. This summary does not purport to be complete, and any future legislation, court decisions, regulations, rulings or pronouncements may significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release. This discussion is general in nature and is not intended to be all inclusive, nor should it be construed as investment or legal advice.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in shares of common stock with a portion of the assets of any Plan, a fiduciary should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment and determine whether the acquisition and holding of shares of common stock is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code, or any Similar Law relating to the fiduciary’s duties to the Plan, including, without limitation:

●	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;
●	whether, in making the investment, the ERISA Plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;
●	whether the investment is permitted under the terms of the applicable documents governing the Plan;
●

whether the acquisition or holding of the shares of common stock will constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code (please see the discussion under “—Prohibited Transaction Issues” below); and

●

whether the Plan will be considered to hold, as plan assets, (i) only shares of common stock or (ii) an undivided interest in our underlying assets (please see the discussion under “—Plan Asset Issues” below).

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of shares of common stock by an ERISA Plan with respect to which the issuer or an underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or

Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

Because of the foregoing, shares of common stock should not be acquired or held by any person investing “plan assets” of any Plan unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Plan Asset Issues

Additionally, a fiduciary of a Plan should consider whether the Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that we would become a fiduciary of the Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.

The Department of Labor (the “DOL”) regulations provide guidance with respect to whether the assets of an entity in which ERISA Plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets generally would not be considered to be “plan assets” if, among other things:

(a)

the equity interests acquired by ERISA Plans are “publicly-offered securities” (as defined in the DOL regulations)—i.e., the equity interests are part of a class of securities that is widely held by 100 or more investors independent of the issuer and each other, are freely transferable, and are either registered under certain provisions of the federal securities laws or sold to the ERISA Plan as part of a public offering under certain conditions;

(b)

the entity is an “operating company” (as defined in the DOL regulations)—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

(c)

there is no significant investment by “benefit plan investors” (as defined in the DOL regulations)—i.e., immediately after the most recent acquisition by an ERISA Plan of any equity interest in the entity, less than 25% of the total value of each class of equity interest (disregarding certain interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof) is held by ERISA Plans, IRAs and certain other Plans (but not including governmental plans, foreign plans and certain church plans), and entities whose underlying assets are deemed to include plan assets by reason of a Plan’s investment in the entity.

Our assets should not be considered “plan assets” under these regulations because any investment in us by an ERISA Plan will satisfy the requirements in (a) above.

Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring and/or holding shares of our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of shares of common stock. Purchasers of shares of common stock have the exclusive responsibility for ensuring that their acquisition and holding of shares of common stock complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The sale of shares of common stock to a Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan or that such investment is appropriate for any such Plan.

Representation

Accordingly, by its acquisition and acceptance of shares of our common stock (or any interest therein), each purchaser and subsequent transferee of shares of our common stock will be deemed to have represented and warranted by its acquisition and holding thereof that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the shares of our common stock (or any interest therein) constitutes assets of any Plan or (ii) the acquisition, holding, and subsequent disposition of the shares of our common stock (or any interest therein) by such purchaser or subsequent transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

UNDERWRITING

We have entered into an underwriting agreement with Roth Capital Partners, LLC with respect to the shares of Common Stock subject to this offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, shares of our Common Stock.

The underwriter is offering the shares of Common Stock subject to its acceptance of the shares of Common Stock from us and subject to prior sale. The underwriting agreement provides that the obligation of the underwriter to purchase the shares of Common Stock offered by this prospectus supplement is subject to certain conditions. The underwriter is obligated to purchase all of the shares of Common Stock offered hereby if any of the shares are purchased. However, the underwriter is not required to take or pay for the shares of Common Stock covered by the underwriter’s over-allotment option described below.

We have granted the underwriter an option to buy up to an additional shares of Common Stock from us at the public offering price, less the underwriting discounts and commissions. The underwriter may exercise this option at any time, in whole or in part, during the 30-day period after the date of this prospectus supplement.

Discounts, Commissions and Expenses

The underwriter proposes to offer the shares of Common Stock purchased pursuant to the underwriting agreement to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $          per share. After this offering, the public offering price, concession and reallowance to dealers may be changed by the underwriter. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

The following table shows the underwriting discounts and commissions payable to the underwriter by us in connection with this offering (assuming both the exercise and non-exercise of the over-allotment option to purchase additional shares of common stock we have granted to the underwriter):

	Per Share (1)		Total
	Without Over-Allotment	With Over-Allotment	Without Over-Allotment	With Over-Allotment
Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$

(1)

The underwriting discount is reduced in connection with proceeds from any sales of the shares to certain of our existing stockholders and certain of our officers and directors, including entities affiliated with them. See “Underwriting” for a description of the compensation payable to the underwriter.

We have also agreed to reimburse the underwriter for certain out-of-pocket expenses, including the fees and disbursements of its counsel, up to an aggregate of $250,000. We estimate that the total expenses payable by us in connection with this offering, other than the underwriting discount and commissions referred to above, will be approximately $          .

Indemnification

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriter and certain of its controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriter or such other indemnified parties may be required to make in respect of those liabilities.

Lock-Up Agreements

We have agreed not to, during the period ending forty-five (45) days after the date of this prospectus supplement (the “Lock-Up Period”) (i) offer, pledge, issue, sell, contract to sell, purchase, contract to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our Common Stock or any securities convertible into or exercisable or exchangeable for shares of our Common Stock; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our Common Stock or such other securities, in cash or otherwise; or (iii) request effectiveness of any filed registration statement (other than registration statements on Form S-8 relating to the issuance of stock options or other equity awards to employees) with the SEC relating to the offering of any shares of our Common Stock or any securities convertible into or exercisable or exchangeable for shares of our common stock. These restrictions do not apply to: (i) the issuance of shares of our Common Stock sold in this offering, (ii) the issuance of shares of our Common Stock upon the exercise of outstanding options or warrants or other outstanding convertible securities disclosed in this prospectus supplement, (iii) the issuance of employee stock options not exercisable during the Lock-Up Period and the grant of restricted stock awards or restricted stock units or shares of Common Stock pursuant to equity incentive plans disclosed herein, or (iv) the issuance of shares as full or partial consideration for, or to fund all or a portion of any cash consideration for, any acquisition consummated by us during the Lock-Up Period.

In addition, each of our directors and executive officers, and certain of our stockholders, have agreed not to, during the Lock-Up Period: (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of our Common Stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive Common Stock (including, without limitation, common stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) whether now owned or hereafter acquired; (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of such securities; or (iii) make any demand for or exercise any right with respect to the registration of any shares of our Common Stock or any security convertible into or exercisable or exchangeable for shares of our Common Stock. These restrictions do not apply to (i) transfers of such securities (A) as a bona fide gift or gifts, (B) to any trust for the direct or indirect benefit of the holder or the immediate family of the holder or (C) by will or intestacy; (ii) the exercise of stock options granted pursuant to our equity incentive plans and the withholding of shares of Common Stock by us for the payment of taxes due upon such exercise; (iii) cashless “net” exercises of options and warrants; (iv) the receipt of any of our securities including, but not limited to, Common Stock and stock options granted pursuant to our equity incentive plans, and warrants exercisable for our Common Stock, provided that the restrictions shall apply to any of the holder’s securities issued upon such exercise; and, for certain of our directors, executive officers, and certain stockholders as set forth in their applicable lock-up agreement, (v) the pledge, hypothecation or other granting of a security interest in shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock to one more lending institutions as collateral or security for any loan, advance or extension of credit.

Electronic Distribution

This prospectus supplement may be made available in electronic format on websites or through other online services maintained by the underwriter or by its affiliates. Other than this prospectus supplement in electronic format, the information on the underwriter’s website and any information contained in any other websites maintained by the underwriter is not part of this prospectus supplement or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or the underwriter, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
●

Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any covered short position by either exercising its over-allotment option and/or purchasing shares in the open market.

●

Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. A naked short position occurs if the underwriter sells more shares than could be covered by the over-allotment option. This position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●

Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

The underwriter may also engage in passive market making transactions in our common stock. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Common Stock or preventing or retarding a decline in the market price of the Common Stock. As a result, the price of our Common Stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of Common Stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Other Relationships

From time to time, the underwriter and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and, may in the future receive, customary fees. In the course of their businesses, the underwriter and its affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriter and its affiliates may at any time hold long or short positions in such securities or loans. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus supplement is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus supplement is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus supplement is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus supplement.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI33-105 regarding underwriter conflicts of interest in connection with this offering.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area

In relation to each Member State of the European Economic Area (each an “EEA State”), no shares of common stock have been offered or will be offered pursuant to the offering to the public in that EEA State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that EEA State or, where appropriate, approved in another EEA State and notified to the competent authority in that EEA State, all in accordance with the EU Prospectus Regulation), except that offers of shares of common stock may be made to the public in that EEA State at any time under the following exemptions under the EU Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the EU Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under the EU Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the EU Prospectus Regulation,

provided that no such offer of shares of common stock shall require us or any representative to publish a prospectus pursuant to Article 3 of the EU Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the EU Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any EEA State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “EU Prospectus Regulation” means Regulation (EU) 2017/1129.

This European Economic Area selling restriction is in addition to any other selling restrictions set out above and below.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2 and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus supplement have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with this offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus supplement is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●

to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●

made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

New Zealand

The shares of common stock offered hereby have not been offered or sold, and will not be offered or sold, directly or indirectly in New Zealand and no offering materials or advertisements have been or will be distributed in relation to any offer of shares in New Zealand, in each case other than:

●	to persons whose principal business is the investment of money or who, in the course of and for the purposes of their business, habitually invest money;
●	to persons who in all the circumstances can properly be regarded as having been selected otherwise than as members of the public;
●

to persons who are each required to pay a minimum subscription price of at least NZ$500,000 for the shares before the allotment of those shares (disregarding any amounts payable, or paid, out of money lent by the issuer or any associated person of the issuer); or

●

in other circumstances where there is no contravention of the Securities Act 1978 of New Zealand (or any statutory modification or reenactment of, or statutory substitution for, the Securities Act 1978 of New Zealand).

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the shares of common stock being offered pursuant to this prospectus supplement have not and will not be approved, and may not be licensable, with FINMA. Therefore, the shares of common stock have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the shares of common stock offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The shares of common stock may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. We may not render services relating to the securities within the United Arab Emirates, including the receipt of applications and/or the allotment or redemption of such shares.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

Certain legal matters relating to the validity of our Common Stock covered by this prospectus supplement will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriter by K&L Gates LLP, Irvine, California.

EXPERTS

The consolidated financial statements of HighPeak Energy, Inc. and subsidiaries as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and December 31, 2021 have been incorporated by reference herein in reliance upon the report of Weaver & Tidwell, L.L.P., independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The audited historical consolidated statement of revenues and direct operating expenses of the Hannathon Assets for the years ended December 31, 2021 and 2020 have been incorporated by reference herein in reliance upon the report of Whitley Penn, LLP, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

The audited historical consolidated statement of revenues and direct operating expenses of the Alamo Assets for the year ended December 31, 2021 has been incorporated by reference herein in reliance upon the report of Weaver & Tidwell, L.L.P., independent auditors, and upon the authority of said firm as experts in accounting and auditing.

The information included herein regarding estimated quantities of proved reserves of HighPeak Energy, Inc., the future net revenues from those reserves and their present value as of December 31, 2022 are based on the proved reserves report prepared by Cawley, Gillespie & Associates, Inc. These estimates are included herein in reliance upon the authority of such firm as an expert in these matters.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of a registration statement on Form S-3 we filed with the SEC under the Securities Act relating to the securities we may offer. This prospectus supplement does not contain all of the information included in the registration statement. For further information pertaining to HighPeak Energy and its securities, you should refer to the registration statement and the exhibits.

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus supplement, over the Internet at the SEC’s website at www.sec.gov.

Our website address is www.highpeakenergy.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC; our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus supplement.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC rules allow us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. We have filed a registration statement on Form S-3 with the SEC with respect to the securities being offered pursuant to this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus omit certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus supplement and the accompanying prospectus. Statements in this prospectus supplement and the accompanying prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference.

This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that have previously been filed with the SEC (other than those documents or the portions of those documents not deemed to be filed):

●	our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 6, 2023;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 10, 2023;

●	the information specifically incorporated by reference into our Annual Report on Form 10-K from its Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 19, 2023;

●	our Current Reports on Form 8-K filed with the SEC on June 23, 2022, June 30, 2022, January 23, 2023, March 15, 2023, April 21, 2023, June 2, 2023, June 12, 2023, June 30, 2023 and July 18, 2023; and

●

the description of our Common Stock set forth in our registration statement on Form 8-A filed on August 19, 2020, as amended by Amendment No. 1 on Form 8-A12B/A filed on August 20, 2020 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description, including Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 15, 2021.

Any statement contained in this prospectus supplement and the accompanying prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement and the accompanying prospectus, any applicable prospectus supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus supplement and the accompanying prospectus.

All reports and other documents that we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and deemed to be part of this prospectus supplement from the date of the filing of such reports and documents.

You may request a free copy of any documents incorporated by reference in this prospectus supplement by writing or telephoning HighPeak Energy at the following address:

HighPeak Energy, Inc.

421 W. 3rd Street, Suite 1000

Fort Worth, Texas 76102

(817) 850-9200

Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus supplement or the accompanying prospectus.

You may also access these documents free of charge on the SEC’s website at www.sec.gov or on the “Investors” page of our website at www.ir.highpeakenergy.com. Other than such documents, information contained on our website is not incorporated by reference into this prospectus supplement and the accompanying prospectus, and you should not consider any information on, or that can be accessed from, our website as part of this prospectus supplement or the accompanying prospectus.

This prospectus supplement and the accompanying prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into the registration statement. You should read the exhibits carefully for provisions that may be important to you.

Subject to completion, dated December 16, 2021

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

HighPeak Energy, Inc.

$300,000,000

Common Stock

From time to time we may offer and sell shares of our common stock, par value $0.0001 per share (“common stock”). The aggregate initial offering price of all shares of common stock sold by us under this prospectus will not exceed $300,000,000.

We may offer and sell these securities from time to time in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings. This prospectus provides you with a general description of these securities and the general manner in which we will offer the securities. Each time securities are offered, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update or change information contained in this prospectus.

Our common stock is traded on the Nasdaq Global Market (the “Nasdaq”) under the symbol “HPK.” On December 15, 2021, the closing price of our common stock was $13.89.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, and, as such, have elected to avail ourselves of certain reduced public company reporting requirements for this prospectus and future filings.

You should read carefully this prospectus, the documents incorporated by reference in this prospectus and any prospectus supplement before you invest. See “Risk Factors” beginning on page 5 of this prospectus for information on certain risks related to the purchase of our securities.

We may sell the securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents that are included in a sale of securities to you, and any applicable commissions or discounts, will be stated in any accompanying prospectus supplement. In addition, the underwriters, if any, may over-allot a portion of the securities.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2021.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may offer and sell from time to time the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that are registered hereunder that may be offered by us. Each time we offer the securities, we will provide you with a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

Any prospectus supplement may add, update, or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in any prospectus supplement. The information in this prospectus is accurate as of its date. Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Therefore, before you invest in our securities, you should carefully read this prospectus and any prospectus supplement relating to the securities offered to you together with the additional information incorporated by reference in this prospectus and any prospectus supplement (including the documents described under the heading “Where You Can Find More Information” and “Documents Incorporated by Reference” in both this prospectus and any prospectus supplement).

You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor anyone acting on our behalf is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Unless the context otherwise requires, throughout this prospectus and any applicable prospectus supplement, the words “we,” “us,” the “registrant,” “the Company,” or “HighPeak Energy” refer to HighPeak Energy, Inc.; and the term “securities” refers to the shares of our common stock registered hereunder.

ii

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), that registers the offer and sale of the securities covered by this prospectus. The registration statement, including the exhibits attached thereto and incorporated by reference therein, contains additional relevant information about us. In addition, we file annual, quarterly and other reports and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available on the SEC’s website at www.sec.gov.

We make available free of charge on or through our website, www.highpeakenergy.com, our filings with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. We make our website content available for information purposes only. Information contained on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

iii

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may update or replace information in this prospectus and information previously filed with the SEC.

We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the SEC), after the date on which the registration statement was initially filed with the SEC (including all such documents that we may file with the SEC after the date the registration statement was initially filed and prior to the effectiveness of the registration statement) until all offerings under the registration statement of which this prospectus forms a part are completed or terminated:

●

our Annual Report on Form 10-K for the year ended December 31, 2020 filed on March 15, 2021, including those portions of our definitive proxy statement on Schedule 14A, filed on April 29, 2021, incorporated by reference therein;

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, filed on May 17, 2021, August 9, 2021, and November 8, 2021, respectively

●	our Current Reports on Form 8-K filed on June 1, 2021, June 24, 2021, October 4, 2021, October 22, 2021 and December 16, 2021; and

●

the description of our common stock contained in our Registration Statement on Form 8-A12B filed on August 19, 2020, as amended by the Amendment No. 1 on Form 8-A12B/A filed on August 20, 2020, including any amendments or reports that we may file in the future for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

You may obtain copies of any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in this prospectus), at no cost, by contacting us at:

HighPeak Energy, Inc.
Attention: Investor Relations
421 W. 3rd Street, Suite 1000

Fort Worth, Texas 76012

(817) 850-9200

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements, other than statements of present or historical fact included in this prospectus, regarding HighPeak Energy’s future financial performance following the business combination, strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, including any oral statements made in connection therewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, HighPeak Energy disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus. HighPeak Energy cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of HighPeak Energy, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids.

In addition, HighPeak Energy cautions you that forward-looking statements regarding HighPeak Energy, which are contained in this prospectus, are subject to the following factors:

●

the length, scope and severity of the ongoing coronavirus disease (“COVID-19”) pandemic, including the effects of related public health concerns and the impact of continued actions taken by governmental authorities and other third parties in response to the pandemic and its impact on commodity prices, supply and demand considerations and storage capacity;

●	the market prices of crude oil, NGL, natural gas, and other products or services;
●	the supply and demand for crude oil, NGL, natural gas, and other products or services;
●	the supply and demand for, and the market prices of, oil, natural gas, natural gas liquids (“NGLs”) and other products or services;
●	production and reserve levels;
●	drilling risks;
●	economic and competitive conditions;
●	the availability of capital resources;
●	capital expenditures and other contractual obligations;
●	weather conditions;
●	inflation rates;
●	the availability of goods and services;
●	legislative, regulatory or policy changes;
●	cyber-attacks;
●	occurrence of property acquisitions or divestitures;
●	the integration of acquisitions; and
●	the securities or capital markets and related risks such as general credit, liquidity, market and interest-rate risks.

Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the section entitled “Risk Factors” herein and in HighPeak Energy’s periodic filings with the SEC. HighPeak Energy’s SEC Filings are available publicly on the SEC’s website at www.sec.gov.

ABOUT HIGHPEAK ENERGY, INC.

HighPeak Energy is an independent oil and natural gas company engaged in the acquisition, development and production of oil, natural gas and NGL reserves. The Company’s assets are primarily located in Howard County, Texas, which lies within the northeastern part of the oil-rich Midland Basin. HighPeak Energy focuses on the Midland Basin and specifically the Howard County area of the Midland Basin. The Company’s assets include certain rights, title and interests in oil and natural gas assets located primarily in Howard County. As of September 30, 2021, the assets consisted of two highly contiguous leasehold positions of approximately 79,218 gross (62,019 net) acres, approximately 46% of which were held by production, with an average working interest of 78%. Our acreage is composed of two core areas, Flat Top to the north and Signal Peak to the south. Approximately 98% of the operated acreage provides for horizontal wells with lateral lengths of 10,000 feet or greater. For the nine months ended September 30, 2021, approximately 95% and 5% of production from the assets were attributable to liquids (both crude oil and NGL) and natural gas, respectively. As of September 30, 2021, HighPeak Energy was drilling with two (2) drilling rigs and was participating in a 3-well pad of horizontal wells being drilled by another operator. We are the operator on approximately 92% of the net acreage across our assets. Further, as of September 30, 2021, the Company has an ownership interest in approximately 241 gross (101.1 net) producing wells, including 51 gross (43.3 net) horizontal wells, with total sales volumes net to the Company averaging 10,355 Boe/d during the month of September 2021, including wells in which the Company serves as operator of approximately 75 gross (67.8 net) producing wells, including 40 gross (39.0 net) horizontal wells. In addition, as of September 30, 2021, the Company was in the process of drilling four (4) wells and was in various stages of completing six (6) wells, including wells operated by other operators.

HighPeak Energy is a Delaware corporation initially formed on October 29, 2019, as a wholly owned subsidiary of Pure Acquisition Corp (“Pure”) solely for the purpose of combining the businesses previously conducted by Pure and HPK Energy, LP (“HPK LP”), which was completed on August 21, 2020. Our principal executive offices are located at 421 W 3rd Street, Fort Worth, Texas 76102, and our telephone number is (817) 850-9200. Our website address is www.highpeakenergy.com. The information on our website is not part of this prospectus.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the JOBS Act enacted in April 2012. As a result, we may take advantage of reduced reporting requirements that are otherwise applicable to public companies, including delaying auditor attestation of internal control over financial reporting, providing only two years of audited financial statements and related Management’s Discussion and Analysis of Financial Condition and Results of Operations, and reducing executive compensation disclosures.

We will remain an emerging growth company until the earlier to occur of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our business combination, which will be August 21, 2025, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a “large accelerated filer” under the rules of the SEC, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior July 31st and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. Additionally, we are subject to an extended transition period for complying with new or revised accounting standards. As a result, the information that we provide to our stockholders may be different than what you might receive from other public reporting companies in which you hold equity interests.

RISK FACTORS

An investment in our securities involves a significant degree of risk. Before you invest in our securities, you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, each of which is incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and financial condition. Please read “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

Unless otherwise specified in an accompanying prospectus supplement, we will use the net proceeds we receive from the sale of the securities covered by this prospectus for general corporate purposes, which may include, among other things, paying or refinancing all or a portion of our indebtedness at the time, and funding acquisitions, capital expenditures and working capital.

The actual application of the net proceeds from the sale of any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering.

DESCRIPTION OF SECURITIES

The following description of our common stock is not complete and may not contain all the information you should consider before investing in our common stock. This description is a summary of certain provisions contained in, and is qualified in its entirety by reference to, our amended and restated certificate of incorporation (the “A&R Charter”), and our amended and restated bylaws (the “Bylaws”).

Authorized and Outstanding Common Stock

The A&R Charter authorizes the issuance of 600,000,000 shares of our common stock and 10,000,000 shares of preferred stock, par value $0.0001 per share. The outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. As of the date of this prospectus there were 97,374,177 shares of our common stock issued and outstanding.

Common Stock

Please see our Registration Statement on Form 8-A12B (File No. 001-39464) filed August 19, 2020, as amended by Amendment No. 1 on Form 8-A12B/A filed on August 20, 2020, including any amendments or reports that we may file in the future for the purpose of updating such description, which is incorporated by reference herein, for a description of our common stock.

Transfer Agent and Registrar

The Transfer Agent for HighPeak Energy’s common stock is Continental Stock Transfer & Trust Company (“Continental”). HighPeak Energy has agreed to indemnify Continental in its roles as Transfer Agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and HighPeak Energy’s A&R Charter and Bylaws

HighPeak Energy is subject to the provisions of Section 203 of the Delaware General Corporation Law (“DGCL”) regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of HighPeak Energy’s outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of HighPeak Energy’s assets. However, the above provisions of Section 203 do not apply if:

●	the board of directors of HighPeak Energy (the “Board”) approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of HighPeak Energy’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of voting common stock; or

●

on or subsequent to the date of the transaction, the business combination is approved by the Board and authorized at a meeting of HighPeak Energy’s stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

HighPeak Energy’s authorized but unissued voting common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved voting common stock and preferred stock could render more difficult or discourage an attempt to obtain control of HighPeak Energy by means of a proxy contest, tender offer, merger or otherwise.

Written Consent by Stockholders

HighPeak Energy’s A&R Charter provides that prior to the first date in which Sponsor, HighPeak I, HighPeak II, HighPeak Energy, LLC and Jack Hightower and each of their respective affiliates and certain permitted transferees (collectively, the “HighPeak Group”) no longer collectively beneficially owns more than 50% of the outstanding HighPeak Energy voting securities, HighPeak Energy stockholders may take action by written consent of the holders of not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Before such time, any action required or permitted to be taken by HighPeak Energy’s stockholders that is approved in advance by the Board may be effected without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. If any such action by written consent is taken then HighPeak Energy will notify its stockholders of the same.

Special Meeting of Stockholders

The Bylaws provide that special meetings of its stockholders may be called only by a majority vote of the Board, by HighPeak Energy’s President or by HighPeak Energy’s Chairman.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Bylaws provide that stockholders seeking to bring business before HighPeak Energy’s annual meeting of stockholders, or to nominate candidates for election as directors at HighPeak Energy’s annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the Company’s secretary at HighPeak Energy’s principal executive offices not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in HighPeak Energy’s Annual Proxy Statement must comply with the notice periods contained therein. The Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude HighPeak Energy’s stockholders from bringing matters before HighPeak Energy’s annual meeting of stockholders or from making nominations for directors at HighPeak Energy’s annual meeting of stockholders.

Exclusive Forum

The A&R Charter provides that a stockholder bringing a claim subject to Article 8 of the A&R Charter will be required to bring that claim in the Court of Chancery in the State of Delaware, subject to the Court of Chancery in the State of Delaware having personal jurisdiction over the defendants. The forum selection provision is not intended to apply to claims arising under the Securities Act or the Exchange Act. To the extent the provision could be constructed to apply to such claims, there is uncertainty as to whether a court would enforce such provision in connection with such claims. The A&R Charter also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, the provisions of Article 8 of the A&R Charter. Stockholders will not be deemed, by operation of Article 8 of the A&R Charter alone, to have waived claims arising under the federal securities laws and the rules and regulations promulgated thereunder. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in the A&R Charter is inapplicable or unenforceable.

If any action the subject matter of which is within the scope of the forum selection provision described in the preceding paragraph is filed in a court other than the Court of Chancery (or, if the Court of Chancery does not have jurisdiction, another state court or a federal court located within the State of Delaware) (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum selection provision (a “Foreign Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Foreign Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of HighPeak Energy’s voting common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of HighPeak Energy’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) HighPeak Energy is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as HighPeak Energy was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of HighPeak Energy’s voting common stock or warrants for at least six months but who are HighPeak Energy’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of such securities then-outstanding; or
●	the average weekly reported trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by HighPeak Energy’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●

the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Listing of Securities

HighPeak Energy’s common stock is listed for trading on the Nasdaq under the symbol “HPK.”

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus in any one or more of the following ways from time to time:

●	to or through one or more underwriters, initial purchasers, brokers, or dealers;

●	through agents to investors or the public;

●	in short or long transactions;

●	through put or call option transactions relating to our common stock;

●	directly to agents or other purchasers;

●	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

●	though a combination of any such methods of sale; or

●	through any other method described in the applicable prospectus supplement.

The applicable prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, initial purchasers, dealers, or agents in connection with the offering, including:

●	the terms of the offering;

●	the names of any underwriters, dealers, or agents;

●	the name or names of any managing underwriter or underwriters;

●	the purchase price of the securities and the proceeds to us from the sale;

●	any options (whether or not for over-allotments) under which the underwriters may purchase additional shares of common stock from us;

●	any underwriting discounts, concessions, commissions, or agency fees and other items constituting compensation to underwriters, dealers, or agents;

●	any delayed delivery arrangements;

●	any public offering price;

●	any discounts or concessions allowed or re-allowed or paid by underwriters or dealers to other dealers; or

●	any securities exchange or market on which the common stock offered in the prospectus supplement may be listed.

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account for resale to the public, either on a firm commitment basis or a best efforts basis. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities hereunder, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for sale is reached. Unless we inform you otherwise in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions. We may change from time to time any public offering price and any discounts or concessions the underwriters allow or pay to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain, or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used for the sale of securities, we, or an underwriter, will sell the securities to them as principals. The dealers may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the applicable prospectus supplement the names of the dealers and the terms of the transaction.

We may also sell the securities through agents designated from time to time. In the applicable prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly in transactions not involving underwriters, dealers, or agents.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the applicable securities laws and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the applicable securities laws. We will identify in the applicable prospectus supplement any underwriters, dealers, or agents and will describe their compensation. We may have agreements with the underwriters, dealers, and agents to indemnify them against specified civil liabilities, including liabilities under the applicable securities laws.

Underwriters, dealers, and agents may engage in transactions with or perform services for us in the ordinary course of their businesses for which they may receive customary fees and reimbursement of expenses.

We may use underwriters with whom we have a material relationship. We will describe the nature of such relationship in the applicable prospectus supplement.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

We may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with us, including, without limitation, in connection with distributions of the securities by those broker-dealers. We may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. We may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

LEGAL MATTERS

The validity of the issuance of the securities offered in this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed upon by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The balance sheet of HighPeak Energy, Inc. as of December 31, 2020 and the related consolidated and combined statements of operations, stockholders’ equity and partners’ capital (Predecessors), and cash flows for the period from August 22, 2020 through December 31, 2020 (Successor Company) and the period from January 1, 2020 through August 21, 2020 (Predecessor Company) and the balance sheet as of December 31, 2019 (Predecessor Company) consolidated and combined financial statements for the year ended December 31, 2019 (Predecessor Company) included in this prospectus have been audited by Weaver and Tidwell, L.L.P., independent registered public accounting firm, as stated in their report appearing herein and is included upon reliance of the report of such firm given upon their authority as experts in accounting and auditing.

The information included herein regarding estimated quantities of proved reserves of the Company, the future net revenues from those reserves and their present value as of December 31, 2020, are based on the proved reserves report prepared by Cawley, Gillespie & Associates, Inc. These estimates are included herein in reliance upon the authority of such firm as an expert in these matters.

HighPeak Energy, Inc.

Shares

Common Stock

PROSPECTUS SUPPLEMENT

Roth Capital Partners

, 2023